Exhibit 5

[LETTERHEAD OF WELLS FARGO & COMPANY LAW DEPARTMENT]

June 4, 2007

Board of Directors

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

In connection with the filing by Wells Fargo & Company, a Delaware corporation (the “Company”), of Post-Effective Amendment No. 1 on Form S-8 (the “Amendment”) to Registration Statement on Form S-4 (No. 333-142102) to register, under the Securities Act of 1933, as amended, shares of the Company’s common stock, par value $1-2/3 per share (the “Shares”), for issuance by the Company pursuant to options (the “Options”) originally granted under the Placer Sierra Bancshares 2002 Stock Option Plan or the Southland Capital Co. 2002 Stock Option Plan (the “Plans”) and converted into options to purchase Shares in accordance with the terms and conditions of the Agreement and Plan of Reorganization, dated as of January 9, 2007, between the Company and Placer Sierra Bancshares (the “Merger Agreement”), I have examined such corporate records and other documents, including the Amendment, the Merger Agreement and the Plans, and have reviewed such matters of law as I have deemed necessary for this opinion, and I advise you that in my opinion:

1.	The Company is a corporation duly organized and existing under the laws of the state of Delaware.

2.	The Shares, when issued in accordance with the terms of the Merger Agreement, the applicable Plan, and such other terms and conditions that may govern the Options, will be legally and validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Amendment.

Sincerely,

/s/ Robert J. Kaukol
Robert J. Kaukol
Senior Counsel
Wells Fargo & Company